Exhibit g.2

FORM OF

SUBADVISORY AGREEMENT

This Subadvisory Agreement (this “Agreement”) is entered into as of December [ ], 2009, among Federated Investment Management Company, a Delaware statutory trust (“Adviser”), and Dix Hills Partners, LLC (“Subadviser”), a Delaware limited liability company.

WHEREAS, Federated Enhanced Treasury Income Fund (the “Trust”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has entered into an Investment Management Agreement, dated December [ ], 2009, with Adviser (as amended and supplemented from time-to-time, the “Advisory Contract”), pursuant to which Adviser has agreed to provide certain investment management services to the Trust, a copy of which has been provided to the Subadviser;

WHEREAS, pursuant to the authority granted to the Adviser in the Advisory Contract, Adviser desires to retain Subadviser to furnish investment advisory services to the Trust related to the Trust’s duration strategy (the “Duration Strategy”) as set forth in the Trust’s registration statement on Form N-2, as amended (the “Registration Statement”), and Subadviser is willing to furnish such services to the Trust in such capacity; and

WHEREAS, the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” (as such term is defined below) of any party to this Agreement, have each consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

SECTION 1. APPOINTMENT OF SUBADVISER; COMPENSATION

SECTION 1.1. APPOINTMENT AS SUBADVISER.

Subject to and in accordance with the provisions hereof, Adviser hereby appoints Subadviser as a discretionary investment subadviser to perform the various investment advisory and other services to the Trust set forth herein and in the Trust’s Registration Statement and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Adviser pursuant to the Advisory Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.

SECTION 1.2. SCOPE OF INVESTMENT AUTHORITY

(a) Subadviser shall act as a discretionary investment adviser with respect to the Duration Strategy. In such capacity, Subadviser shall, subject to the supervision of

Adviser and the Trustees, regularly provide the Trust with investment research and advice, and shall furnish recommendations to Adviser, regarding implementation of the Duration Strategy, subject at all times to, (i) the requirements of the 1940 Act and the rules thereunder, (ii) the investment objective, policies and limitations, as provided in the Trust’s Registration Statement and other Trust governing documents most recently provided to Subadviser by Adviser, and (iii) such instructions, policies and limitations relating to the Trust as the Trustees or Adviser may from time-to-time adopt and communicate in writing to Subadviser. Subject to approval of the Trust’s Board and notice to the Subadviser, the Adviser retains complete authority immediately to assume direct responsibility for any function preformed by the Subadviser under this Agreement. The Subadviser’s duties under this Agreement are limited to providing recommendations to the Adviser with respect to the Duration Strategy. Subadviser shall have no authority pursuant to this Agreement to directly implement the Duration Strategy recommendations on behalf of the Trust, including the purchase and sale of securities or derivatives on behalf of the Trust and related implementation, unless otherwise requested or required by the Adviser or the Trust.

(b) Subadviser’s recommendations regarding the Duration Strategy shall be consistent with the Trust’s investment objective, strategies and policies that are described in the Trust’s Registration Statement that was most recently provided to Subadviser by Adviser.

SECTION 1.3. GOVERNING DOCUMENTS.

Adviser will provide Subadviser with copies of (i) the Trust’s Agreement and Declaration of Trust and By-laws, as currently in effect, (ii) the Trust’s currently effective prospectus and statement of additional information, as set forth in the Trust’s registration statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), and (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Adviser supplemental thereto. Adviser will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Trust as Subadviser may from time-to-time reasonably request.

SECTION 1.4. COMPENSATION.

Adviser shall compensate Subadviser for the services it performs on behalf of the Trust in accordance with the terms set forth in Appendix A to this Agreement. Subadviser’s fee shall be paid monthly and, within fifteen business days of the end of each calendar month, Adviser shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. Subadviser agrees to look exclusively to Adviser, and not to any assets of the Trust, for the payment of Subadviser’s fees arising under this section.

SECTION 2. SERVICES TO BE PERFORMED BY SUBADVISER

SECTION 2.1. INVESTMENT ADVISORY SERVICES.

(a) In fulfilling its obligations under this Agreement, Subadviser will:

(i)	To the extent it deems necessary, formulate, revise and update the investment models and analyses comprising the Duration Strategy;

(ii)	Calculate and promptly provide to Adviser the monthly results of the investment models and assist Adviser in interpreting such results with respect to the investment programs for the Trust;

(iii)	Assist Adviser in selecting appropriate derivative contracts for the Trust to enter into and close out in order to implement the Duration Strategy;

(iv)	Upon request of the Adviser and in accordance with Adviser’s written instructions, take whatever steps are reasonably necessary to enter into or close out the derivative contracts selected by Adviser, including the selection of brokers, dealers or merchants, the placing of orders for such derivative contracts in accordance with the provisions of paragraph (b) below and assuring that such derivative contracts are properly settled and cleared;

(v)	provide such reports with respect to the implementation of the Duration Strategy by the Trust as the Trustees or Adviser shall reasonably request; and

(vi)	provide advice and assistance to Adviser as to the determination of the fair value of certain derivative contracts where market quotations are not readily available for purposes of calculating net asset value of the Trust in accordance with valuation procedures and methods established by the Trustees.

(b) Upon request of the Adviser as set forth in Section 2.1(a)(iv) above, Subadviser shall be permitted to place all orders for the purchase and sale of derivative contracts for the Trust’s accounts with brokers and dealers selected by Subadviser exclusively for purposes of the Duration Strategy. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the 1940 Act) of the Trust, Adviser or Subadviser, provided that Subadviser shall only place orders on behalf of the Trust with such affiliated persons in accordance with procedures adopted by the

Trustees pursuant to Rule 17e-1 or as otherwise permitted under Section 17(e) of the 1940 Act. Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Trust and at commission rates, if applicable, that are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Trust and/or other accounts over which Subadviser or its affiliates exercise investment discretion. Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Trust which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Subadviser and its affiliated persons have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Trust to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Trust, and Subadviser shall provide any information requested by the Trustees for purposes of such review.

SECTION 2.2. ADMINISTRATIVE AND OTHER SERVICES.

(a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the performance of its investment management services hereunder (excluding determination of net asset values and shareholder accounting services).

(b) Subadviser will maintain all accounts, books and records with respect to the Trust as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust or Adviser or their designee promptly upon request, provided that Subadviser may maintain copies of all such records. The Adviser shall be granted reasonable access to the records and documents in Subadviser’s possession relating to the Trust.

(c) Subadviser shall provide such information as is reasonably necessary to enable Adviser to prepare and update the Trust’s registration statement (and any supplement thereto) and the Trust’s financial statements. Adviser shall not include in the Trust’s registration statement (and any supplement thereto) and the Trust’s financial statements any description relating in any way to Subadviser or the Duration Strategy without Subadviser’s prior review and written approval thereof (provided that once any such description is approved, Adviser, the Trust and their affiliated persons may use such description so long as such description is not modified in any material respect or used in a context that makes such description materially misleading). Subadviser understands that the Trust and Adviser will rely on such information in the preparation of the Trust’s registration statement and the Trust’s financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

SECTION 3. COMPLIANCE; CONFIDENTIALITY

SECTION 3.1. COMPLIANCE.

(a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of Subadviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Trust’s prospectus and other governing documents, as provided to Subadviser, and (iii) such instructions, policies and limitations relating to the Trust as the Trustees or Adviser may from time-to-time adopt and communicate in writing to Subadviser.

(b) Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

(c) Subadviser will promptly notify Adviser of any material violation of the laws, regulations, objectives, policies, limitations or instructions identified in paragraph (a) of this section or of its Code of Ethics with respect to the Trust.

(d) As required by Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Subadviser has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. The Subadviser has designated a chief compliance officer responsible for administering these compliance policies and procedures. The chief compliance officer at the Subadviser’s expense shall provide such written compliance reports relating to the operations and compliance procedures of the Subadviser to the Adviser and/or the Trust and their respective chief compliance officers as may be required by law or regulation or as are otherwise reasonably requested. Moreover, the Subadviser agrees to use such other or additional compliance techniques as the Adviser or the Board may reasonably adopt or approve, including written compliance procedures.

SECTION 3.2. CONFIDENTIALITY.

(a) The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including, without limitation, the Duration Strategy of Subadviser and the investment activities or holdings of the Trust. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

(b) Nothing in this Agreement is intended to limit or restrict Adviser or its affiliated persons from, or require written consent before, generally describing or discussing (whether orally or in writing), in the ordinary course of its business, (i) Adviser’s business relationship with Subadviser or the operation of such relationship or (ii) the attributes, characteristics, management and other information regarding Adviser and Subadviser, with clients or prospective clients (including the Board, shareholders and prospective shareholders of the Trust, financial intermediaries who distribute, or propose to distribute, the Trust, and rating services that rate or rank, or propose to rate or rank, the Trust).

(c) The Adviser (on behalf of itself and its affiliated persons) hereby acknowledges that it does not have nor will it obtain under any of the terms of this Agreement any ownership claim, right, title or interest to the Duration Strategy or any intellectual property of Subadviser, or any intellectual property rights relating thereto, other than having a license or other permission to use the Duration Strategy, and receive the services of Subadviser, as described in and in accordance with the terms of this Agreement.

SECTION 3.3. DISCLOSURE ABOUT SUBADVISER

The Subadviser has reviewed the most recent Amendment to the Registration Statement that contains disclosure about the Subadviser, and represents and warrants that, with respect only to the disclosure expressly concerning the Subadviser, its business, operations, or employees, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Subadviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect. The Adviser hereby acknowledges that it has received a copy of the Subadviser’s Form ADV, Part II at least 48 hours prior to entering into this Agreement.

SECTION 4. LIABILITY OF SUBADVISER

Notwithstanding anything herein to the contrary, neither Subadviser, nor any of its directors (including the limited liability company managers of Subadviser), officers or employees, shall be liable to Adviser or the Trust for any loss resulting from Subadviser’s acts or omissions as Subadviser to the Trust under this Agreement, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Subadviser or any of its directors, officers or employees in the performance of Subadviser’s duties and obligations under this Agreement.

SECTION 5. REGULATION

Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

SECTION 6. DURATION AND TERMINATION OF AGREEMENT

SECTION 6.1. EFFECTIVE DATE; DURATION; CONTINUANCE.

(a) Subject to prior termination pursuant to Section 6.2 below, this Agreement shall begin as of the date of its execution and shall continue in effect for a period of two years from the date hereof and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Trust, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(b) Unless otherwise permitted under an exemptive order issued by the U.S. Securities and Exchange Commission (the “Commission”), the required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to the Trust if a majority of the outstanding voting securities of the series of shares of the Trust votes to approve this Agreement or its continuance.

SECTION 6.2. TERMINATION AND ASSIGNMENT.

(a) This Agreement may be terminated at any time, upon sixty days’ written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Trust; or (iii) by Adviser.

(b) (i) By Subadviser upon sixty days written notice to the Trust and Adviser if there is a material breach of this Agreement by the Adviser, or (ii) by Adviser upon sixty days notice to the Trust and Adviser if there is a material breach of this Agreement by Subadviser; provided, that, in the case of either clause (i) or (ii), such breach remains uncured for a period of 30 days after the breaching party receives written notice of such breach from the non-breaching party.

(c) This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment or (ii) in the event the Advisory Contract is terminated for any reason.

SECTION 6.3. DEFINITIONS.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 7.1. REPRESENTATIONS OF ADVISER.

The Adviser represents, warrants and agrees that:

(a) Adviser is a statutory trust duly established, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business,

(b) Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 (the “Advisers Act”);

(c) Adviser has been duly appointed by the Trustees and Shareholders of the Trust to provide investment services to the Trust as contemplated by the Advisory Contract.

(d) the execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser or under Adviser’s declaration of trust;

(e) no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(f) this Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.

SECTION 7.2. REPRESENTATIONS OF SUBADVISER.

Subadviser represents, warrants and agrees that:

(a) Subadviser is a limited liability company duly established, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

(b) Subadviser is duly registered as an “investment adviser” under the Advisers Act;

(c) the execution, delivery and performance of this Agreement are within Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser or under Subadviser’s Amended and Restated Operating Agreement;

(d) no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(e) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

SECTION 7.3. COVENANTS OF SUBADVISER.

(a) Subadviser will promptly notify the Trust and Adviser in writing of the occurrence of any event which is likely to have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i)	the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9 (a) of the 1940 Act or otherwise;

(ii)	any material change in Subadviser’s overall business activities that may have a material adverse affect on Subadviser’s ability to perform its obligations under this Agreement;

(iii)	any event that would constitute a change in control (as interpreted under the 1940 Act) of Subadviser; and

(iv)	the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Trust conducted by any state or federal governmental regulatory authority.

(b) Subadviser agrees that it will promptly supply Adviser with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 3.1.

(c) Subadviser has provided, and will provide at least annually, the Trustees and Adviser with certificates of insurance setting forth the amounts of its fidelity bond and errors and omissions coverage, as required under applicable law, or as otherwise may be agreed to by Adviser and Subadviser.

SECTION 8. MISCELLANEOUS PROVISIONS

SECTION 8.1. SUBADVISER’S RELATIONSHIP.

The Adviser, the Trust and Subadviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Subadviser shall perform its duties under this Agreement as an independent contractor and not as an agent of the Trust, the Trustees or the Adviser.

SECTION 8.2. AMENDMENTS.

This Agreement may be modified by mutual consent of Adviser, Subadviser and the Trust subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission.

SECTION 8.3. ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

SECTION 8.4. CAPTIONS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

SECTION 8.5. NOTICES.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address set forth in this section of the Trust, Adviser or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 8.5.

Trust:	Federated Enhanced Treasury Income Fund
Federated Investors Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000
Attention:	John W. McGonigle, Secretary
Facsimile No.:	412-288-7578

Adviser:	Federated Investment Management Company
Federated Investors Tower
1001 Liberty Avenue Pittsburgh, PA 15222-3779
Attention:	John B. Fisher
Facsimile No.:	412-288-7578

Subadviser:	Dix Hills Partners, LLC
50 Jericho Quadrangle
Suite 117
Jericho, NY 11753
Attention:	William Gordon
Facsimile No.:	(516) 393-9138

SECTION 8.6. SEVERABILITY.

Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

SECTION 8.7. GOVERNING LAW.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

SECTION 8.8. LIMITATION OF LIABILITY.

A copy of the Certificate of Trust establishing the Trust, dated August 1, 2007, as amended from time-to-time, together with all amendments, is on file in the office of the Secretary of the State of Delaware, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and the shareholders, the Trustees, the officers, the employees or any agent of the Trust shall not be liable for the Trust’s obligations hereunder. Adviser and Subadviser agree to look solely to the assets of the Trust for the payment of any claim against the Trust hereunder or for the performance thereof.

SECTION 8.9. FURTHER ASSURANCES.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. In the event that this Agreement is terminated in accordance with Section 6.2 above, Subadviser agrees to make reasonable efforts to assist Adviser and the Trust in the transition to the succeeding adviser or subadviser. This Section 8.9 shall survive any termination of this Agreement.

SECTION 8.10. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 8.11. PORTFOLIO TRANSACTIONS

Subadviser agrees not to consult with any of the entities listed in this Section 8.11 concerning transactions for the Trust in securities or other assets:

a.	other subadvisers to the Trust, if any; and

b.	other subadvisers to a fund or portfolio under common control with the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

FEDERATED INVESTMENT MANAGEMENT COMPANY

By:
Name:	John B. Fisher
Title:	President and CEO

DIX HILLS PARTNERS, LLC

By:
Name:
Title:

FORM OF

APPENDIX A

For all services rendered by Subadviser hereunder, the Adviser shall pay to Subadviser and Subadviser agrees to accept as full compensation for all services rendered hereunder, an annual advisory fee in an amount equal to average daily managed assets (as defined in the prospectus) of the Fund in the following amount, based upon total assets raised in the initial public offering:

Total Fund Assets Raised in Initial Public Offering	Fee Paid to Dix Hills
$0 to $200,000,000	0.425%
$200,000,001 and over	0.3825%

The fee so accrued shall be paid to Subadviser monthly in accordance with Section 1.4 of the Agreement.